UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 9, 2012

Health Net, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-12718	95-4288333
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 676-6000

Not Applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On January 6, 2012, Health Net Life Insurance Company (“HNL”), an indirect wholly-owned subsidiary of Health Net, Inc. (the “Company”), entered into an Asset Purchase Agreement with Pennsylvania Life Insurance Company (“Buyer”), an affiliate of CVS Caremark Corporation, dated as of January 6, 2012 (the “Asset Purchase Agreement”). Pursuant to the Asset Purchase Agreement and subject to the satisfaction or waiver of the conditions set forth therein, HNL will sell to Buyer (the “Asset Sale”) substantially all of the assets, properties and rights of HNL used primarily or exclusively in its Medicare Part D stand-alone prescription drug plan (“PDP”) business, subject to the assumption by Buyer of certain related liabilities and obligations of HNL as set forth in the Asset Purchase Agreement.

Upon the closing of the Asset Sale, HNL will receive a purchase price in cash equal to $400 multiplied by the estimated number of individuals who will be enrolled as members of a PDP plan of HNL as of the closing date (the “Purchase Price”), which is estimated to amount to approximately $160 million. The Purchase Price will be subject to adjustment based on the actual number of enrollees in the PDP plans as of the closing date. Additionally, if the pre-tax cash flow of the PDP business between January 1, 2012 and the closing date reflects a loss of more than $20 million, the Purchase Price will be increased, and if such pre-tax cash flow reflects a loss of less than $20 million, the Purchase Price will be decreased. Moreover, the Purchase Price will be subject to adjustment to take into account the value as of the closing date of certain net assets related to the PDP business and will also be subject to increase based on the amount of certain prepaid expenses related to the PDP business.

Closing of the Asset Sale is subject to a number of closing conditions, including, the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the consent of the United States Centers for Medicare and Medicaid Services (“CMS”) to the novation of the Medicare Part D Prescription Drug Plan Contract between HNL and CMS and other customary closing conditions.

The Asset Purchase Agreement contains certain customary representations, warranties, covenants and indemnities. In addition, the Asset Purchase Agreement contains certain termination rights of HNL and Buyer, respectively, including that either party may terminate the Asset Purchase Agreement if the closing does not occur prior to May 1, 2012. If the Asset Purchase Agreement is terminated for any reason, HNL will be obligated to pay a termination fee of $20 million to Buyer. Furthermore, HNL and its affiliates will not be permitted to offer PDP plans for one year following the closing, subject to certain exceptions.

The foregoing summary of the Asset Purchase Agreement does not purport to be complete and is subject to the full text of the Asset Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

Dated: January 9, 2012	By:	/s/ Angelee F. Bouchard
	Name:	Angelee F. Bouchard
	Title:	Senior Vice President, General
Counsel and Secretary